Exhibit 10.37.3

Execution Copy    of 3

Second Amendment to Plasma Sale/Purchase Agreement

This Second Amendment to Plasma/Sale Purchase Agreement (the “Second Amendment”) is made and entered into, effective as of October 13, 2005 (the “Effective Date”), by and between ZLB Bioplasma Inc., doing business as ZLB Plasma Services (“ZLB”) and Talecris Biotherapeutics, Inc., a Delaware Corporation, having an address at 8368 U.S. Highway 70W, Clayton, North Carolina 27520 (“Talecris”), successor in interest to Bayer Healthcare L.L.C.

RECITALS

WHEREAS, ZLB and Bayer Healthcare L.L.C. entered into that certain Plasma Sale/Purchase Agreement (the “Agreement”) effective as of January 1, 2003 and corresponding Amendment to Plasma Sale/Purchase Agreement effective as of December 12, 2003; and

WHEREAS, Bayer Healthcare L.L.C. has assigned to Talecris and Talecris has assumed without reservation the rights and obligations to the Agreement, as amended; and

WHEREAS, ZLB and Talecris desire to further amend the Agreement in accordance with the terms, conditions and provisions set forth in this Second Amendment;

NOW THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part hereof, and the mutual covenants, agreements and undertakings set forth herein, ZLB and Talecris do hereby agree as follows:

The Agreement, as previously amended, is hereby further amended as follows:

1.                                       All references to “Buyer” shall mean Talecris.

2.                                       Section 1.3 of the Agreement is amended in its entirety to read as follows:

“Plasma” shall mean Normal Source Plasma that meets the definitions and specifications for Plasma as set forth in Schedule 1.  Plasma includes, but is not limited, to “Beriate Plasma,” which is also defined in Schedule 1.

3.                                       Section 2.1 of the Agreement is amended as follows:

(1)           The second sentence is amended in its entirety to read:

“Not less than 180 days prior to the expiration of each calendar year throughout the Term of this Agreement, the Parties (through their respective Contract Managers as designated pursuant to Section 6.6 hereof) shall negotiate in good faith the specific quantities of Beriate Plasma to be supplied in the following calendar year hereunder, as well as any agreed additional quantities of Plasma in excess of the annual minimum quantity which shall be sold and purchased respectively by the Parties during the next calendar year.”

(2)           The following sentence is added at the end of the second paragraph:

“Notwithstanding, with respect to Beriate Plasma, commencing on the Effective Date of this Second Amendment, Talecris shall deliver to ZLB a twelve (12) month rolling demand plan for Beriate Plasma (the “Beriate Demand Plan”), and

ZLB shall conform its rolling forecast to include Beriate Plasma as specified in Talecris’ Beriate Demand Plan.  The first three (3) months of the Beriate Demand Plan throughout the term of this Agreement shall be fixed for each Party.  It is understood and agreed by the Parties that the Beriate Demand Plan shall conform to and reflect in all material respects Talecris’ supply obligations to ZLB Behring GmbH under that certain Beriate Cryoprecipitate Supply Agreement executed concurrently herewith.

4.                                       Section 2.2 of the Agreement is amended as follows:

The following sentence is added to the first paragraph:

“For purposes of the provisions of this Section 2.2, the Parties do hereby agree that Beriate Plasma shall be delivered DDP (Incoterms 2000) to a U.S. domestic (continental United States) facility as designated by Talecris, by carrier(s) selected and contracted by ZLB, and title to and risk of loss shall pass from ZLB to Buyer upon delivery at such Talecris facility.”

The following two new paragraphs are added:

“With regard to Beriate Plasma, the Parties acknowledge the specifications call for ZLB to pre-configure manufacturing pools for Talecris prior to delivery.  To the extent ZLB is delayed or otherwise impaired in configuring such pools as a result of Talecris’ failure to timely provide / return to ZLB applicable test results in accordance with the roles and responsibilities set forth in Schedule 5, and thereby made a part of this Agreement, ZLB shall have the right to make claim to Talecris for reasonable compensation for such delay.

5.                                       Section 2.10 of the Agreement is amended as follows:

The following paragraph is added:

“With regard to Beriate Plasma, in the event the manufacturing pool(s) as delivered by ZLB, are subsequently modified or otherwise changed in any form, purposefully by Talecris or not, including but not limited to the addition or deletion of Plasma, Talecris shall, as soon as reasonably practicable, but in no event later than Talecris’ pool certification, notify ZLB of such alterations and provide ZLB a corresponding full and complete list of affected units in accordance with the Parties’ agreed format and procedures.  ZLB shall thereupon be entitled to, and Talecris shall provide, all details of such modification or other change as may be requested by ZLB.”

6.                                       Schedule 1 is deleted in its entirety and replaced by the Schedule 1 attached hereto.

7.                                       Schedule 2 is amended in accordance with the new Schedule 2 attached hereto.

8.                                       Schedule 3 is deleted in its entirety and replaced by the Schedule 3 attached hereto.

9.                                       Section 2.9 of the Agreement is amended as follows:

All references to “Approved Bayer Center” shall be replaced with “Approved Talecris Center”

10.                                 Section 3.2 of the Agreement is amended as follows:

1)                                      In the first sentence of the first paragraph, “Schedule 2” is replaced with “Schedule l.”

2)                                      In the first sentence of the second paragraph, add “, per facility.” at the end.

11.                                 The following new Section 3.5 is added:

3.5  Talecris Warranty as to Marketing Claims.  Talecris hereby warrants that it will make no marketing or other claims that hepatitis A virus (“HAV”) testing has been performed for the Plasma or Plasma derivatives other than any Beriate cryoprecipitate paste manufactured therefrom.  Provided, however, in the event that by means reasonably acceptable to ZLB, ZLB is no longer obligated to perform HAV testing for the Plasma, then the prohibition of this Section 3.5 for such Plasma and Plasma derivatives manufactured therefrom shall no longer apply to Talecris.

12.                                 Schedule 5, as attached hereto, is added.

Except as amended hereby, all other terms and provisions of the Agreement are reaffirmed and shall remain in full force and effect.  For the sake of clarity, the Parties reaffirm that it is their understanding and agreement that, to the extent there are losses, claims, demands or liabilities arising under or through the Agreement, each Party shall be responsible and liable, respectively, for its own intentional and/or negligent acts and/or omissions.

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WHEREFORE, each Party, by and through its respective duly authorized officers, does hereby execute this Second Amendment:

ZLB BIOPLASMA INC. DBA ZLB PLASMA SERVICES

/s/ Gordon Naylor
By:	Gordon Naylor	Date:	October 31, 2003
President

Date:
By:	Gregory A. Boss
Secretary

TALECRIS BIOTHERAPEUTICS INC.

By:	/s/ Randall A. Jones	Date:
Name:	Randall A. Jones
Title:	Vice President and General Counsel